Exhibit 16.1

[DTT CPA LLP Letter Head]

July 19, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Baozun Inc.’s Form 6-K dated July 19, 2024, and have the following comments:

1.	We agree with the statements made in the section “Previous Independent Registered Public Accounting Firm” for which we have a basis on which to comment on, and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made outside of the aforementioned section.

Yours sincerely,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP